Exhibit 2.3

Description of rights of each class of securities
registered under Section 12 of the Securities Exchange Act of 1934

American Depositary Shares, or ADSs, each representing one common share, no par value, of PayPay Corporation, are listed and traded on the Nasdaq Global Select Market. Our common shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, not for trading, but only in connection with the registration of the ADSs. This exhibit contains a description of the rights of (i) holders of our common shares and (ii) holders of ADSs. The Bank of New York Mellon acts as depositary for our ADS program. The common shares underlying the ADSs are held by the depositary, directly or through Mizuho Bank, Ltd., as its custodian in Japan, in accordance with the deposit agreement. Holders of ADSs will not be treated as holders of the underlying common shares unless they surrender their ADSs and withdraw the common shares represented by the ADSs.

I. Description of Common Shares

Set forth below is a summary of certain information concerning our common shares, including brief summaries of relevant provisions of our Articles of Incorporation, our Share Handling Regulations and the Companies Act of Japan, or the Companies Act, and certain related laws and regulations, each as currently in effect unless otherwise indicated. This summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, our Share Handling Regulations and applicable Japanese law.

General

Our Articles of Incorporation provide for a total number of authorized shares of 1,600,000,000 shares. Our common shares are registered shares, not bearer shares, and have no par value. The number of issued and outstanding common shares as of the end of the fiscal year is set forth on the cover page of this annual report. We have only one class of shares outstanding, and the rights of holders of our common shares are not materially limited or qualified by the rights of any other class of shares. All issued common shares are fully paid and non-assessable and generally transferable. Our common shares are not listed on any stock exchange in Japan.

Our common shares are not subject to redemption or sinking fund provisions, and holders of our common shares are not liable to further capital calls by us. Our Articles of Incorporation do not contain any provision that discriminates against any existing or prospective holder of our common shares as a result of such holder owning a substantial number of shares.

We do not issue share certificates for our common shares. Under the Companies Act, a transfer of shares of a company that does not issue share certificates generally becomes effective between the transferor and the transferee by agreement between them. However, a transferee may not assert shareholder rights against us or, in general, third parties unless and until the transfer is duly recorded in our register of shareholders.

Mizuho Trust & Banking Co., Ltd. is the shareholder registry administrator for our common shares and maintains our register of shareholders. In order to assert against us shareholder rights to which shareholders as of a given record date are entitled, such as the right to vote at a general meeting of shareholders or to receive dividends, a shareholder must have its name and address registered in our register of shareholders, except in limited circumstances.

Distribution of Surplus

Under the Companies Act, dividends and other distributions to shareholders by a joint stock corporation take the form of distributions of surplus. Under our Articles of Incorporation, our board of directors has the authority to decide to make distributions of surplus without requiring a resolution of the general meeting of shareholders, unless otherwise provided by law.

Holders of our common shares are entitled to receive distributions of surplus, if any, in proportion to the number of common shares held by them, subject to the limitations under the Companies Act and our Articles of Incorporation. The aggregate book value of distributions of surplus may not exceed the distributable amount calculated in accordance with the Companies Act.

Distributions of surplus may be made in cash or in kind. If a distribution of surplus is to be made in kind, we may grant shareholders the right to require us to make such distribution in cash instead of in kind. If no such right is granted to shareholders, the distribution of surplus in kind must be approved by a special resolution of a general meeting of shareholders.

The record dates for year-end and interim dividends are March 31 and September 30 of each year, respectively. We are relieved of our obligation to pay any monetary dividends that remain unclaimed for three years after the date of commencement of payment.

Unit Share System

Our Articles of Incorporation provide that 100 shares constitute one unit of shares. Holders of our common shares are entitled to one voting right for each unit of shares they hold, and shares constituting less than one full unit do not carry voting rights.

Under the Companies Act and our Articles of Incorporation, holders of shares constituting less than one unit may not exercise rights with respect to such shares, other than rights specified in the Companies Act and our Articles of Incorporation. These rights include, among others, rights listed in each item of Article 189, Paragraph 2 of the Companies Act (such as the right to receive dividends, and the right to receive cash or other assets in the case of a consolidation of shares, stock split, share exchange, share transfer, or merger) and the right to receive allotments of offered shares and offered stock acquisition rights in proportion to the number of shares they hold.

Holders of shares constituting less than one unit may require us to purchase such shares by submitting a request to the shareholder registry administrator in accordance with the Companies Act and our Share Handling Regulations. Neither our Articles of Incorporation nor our Share Handling Regulations provide holders of shares constituting less than one unit with the right to require us to sell additional shares to them in order to make their holdings constitute one full unit.

General Meetings of Shareholders

Our ordinary general meeting of shareholders is convened in June of each year by our President and Representative Director pursuant to a resolution of the board of directors, unless otherwise provided by law. Extraordinary general meetings of shareholders may be convened whenever necessary pursuant to a resolution of the board of directors, unless otherwise provided by law.

The record date for determining shareholders entitled to exercise their rights at the ordinary general meeting of shareholders is March 31 of each year. We may also set a temporary record date whenever necessary by a resolution of the board of directors and after giving at least two weeks’ prior public notice.

Notice of a general meeting of shareholders must generally be given to shareholders entitled to exercise voting rights at least two weeks prior to the date of the meeting, unless otherwise permitted under applicable law.

Voting Rights

Shareholders have one voting right for each unit of common shares held. Unless otherwise provided by law or our Articles of Incorporation, a resolution of a general meeting of shareholders is adopted by a majority of the voting rights of the shareholders present who are entitled to exercise voting rights.

Certain important matters requiring a “special resolution” under the Companies Act, such as amendments to our Articles of Incorporation, require the attendance of shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights and approval by two-thirds or more of the voting rights of the shareholders present. Such matters include, among others, dismissal of directors who are Audit and Supervisory Committee members, dissolution, mergers and other corporate reorganizations requiring shareholder approval, transfers of all or a substantial part of our business, consolidation of shares, acquisition of our common shares from a specific shareholder and issuances of shares or stock acquisition rights on specially favorable terms.

The quorum for the election of directors is one-third or more of the voting rights of shareholders entitled to exercise voting rights. Our shareholders are not entitled to cumulative voting in the election of directors. Other than the different terms of office for Audit and Supervisory Committee members and other directors, our Articles of Incorporation do not establish a staggered board or a staggered reelection schedule. Specifically, the term of office expires at the close of the ordinary general meeting of shareholders for the last fiscal year ending within one year after election for directors who are not Audit and Supervisory Committee members, and within two years for directors who are Audit and Supervisory Committee members. A shareholder may exercise voting rights by proxy, provided that the proxy is also a shareholder having voting rights in our company. In such case, the shareholder or proxy must submit a document certifying the authority of representation at each general meeting of shareholders.

Liquidation Rights

In the event of our liquidation, any residual assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among holders of our common shares in proportion to the number of common shares held by them.

Issue of Additional Shares and Pre-emptive Rights

Holders of our common shares have no pre-emptive rights under our Articles of Incorporation. Authorized but unissued common shares may be issued, and common shares held by us as treasury shares may be sold, at such times and upon such terms as our board of directors determines, subject to the limitations under the Companies Act, including shareholder approval requirements for issuances or sales on specially favorable terms.

Our board of directors may, however, determine that shareholders shall be given subscription rights regarding a particular issuance of common shares or sale of treasury shares. In such case, such rights must be granted on uniform terms to all shareholders as of a record date publicly announced in accordance with the Companies Act.

Record Date

The record date for year-end dividends and the determination of shareholders entitled to vote at the ordinary general meeting of shareholders is March 31 of each year. The record date for interim dividends is September 30 of each year. In addition, by a resolution of our board of directors and after giving at least two weeks’ prior public notice, we may set a temporary record date in order to determine shareholders entitled to exercise certain rights.

Acquisition of Our Common Shares

Under our Articles of Incorporation and the Companies Act, we may acquire our own common shares by resolution of the board of directors through methods permitted under applicable law. We may also acquire our own common shares from a specific shareholder other than any of our subsidiaries pursuant to a special resolution of a general meeting of shareholders, subject to the requirements of the Companies Act. We may hold common shares acquired by us as treasury shares and may generally dispose of or cancel such treasury shares by resolution of the board of directors.

Request by a Controlling Shareholder to Sell All Shares

Under the Companies Act, a shareholder holding, directly or indirectly, 90% or more of the voting rights of all shareholders has the right to request, subject to approval by our board of directors, that all other shareholders and, if the controlling shareholder so determines, holders of stock acquisition rights sell to the controlling shareholder all shares and stock acquisition rights held by them, except for shares and stock acquisition rights held by us and, if the controlling shareholder so determines, the controlling shareholder’s wholly owned subsidiaries. If approval is granted by a resolution of our board of directors, we are required to give a notice or public notice thereof to the relevant holders and registered pledgees not later than 20 days prior to the effective date of such sales.

Changes in Shareholders’ Rights

Our Articles of Incorporation may be amended by a special resolution of a general meeting of shareholders. As we have only one class of shares outstanding, no separate class meeting is currently required to change the rights of holders of our common shares. If we were to issue different classes of shares in the future, changes that would prejudice the rights of shareholders of a class may require approval at a class meeting to the extent required by the Companies Act. Our Articles of Incorporation do not impose any conditions to change the rights of holders of our common shares that are more significant than those required under the Companies Act.

Limitations on the Rights to Own Securities

Our Articles of Incorporation do not impose any limitations on the rights of non-resident or foreign shareholders to hold our common shares or exercise voting rights attached thereto. Our Share Handling Regulations require shareholders residing outside Japan to notify us of a temporary address for service of notices in Japan or, if an agent is appointed in Japan, the name and address of such agent. Non-resident and foreign investors may, however, be subject to certain reporting or prior notification requirements under Japanese laws and regulations, including the Foreign Exchange and Foreign Trade Act of Japan.

Provisions That Could Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation do not contain any provision that would have the effect of delaying, deferring or preventing a change in control of us and that would operate only with respect to a merger, acquisition or corporate restructuring involving us or any of our subsidiaries.

Ownership Threshold Disclosure

Our Articles of Incorporation and Share Handling Regulations do not contain any provision governing an ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

Changes in our capital are governed by the Companies Act and our Articles of Incorporation. Our Articles of Incorporation do not impose conditions governing changes in our capital that are more stringent than those required under the Companies Act.

II. Description of American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one common share (or a right to receive one common share) deposited with Mizuho Bank, Ltd., as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary will be the holder of the common shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. Unless we agree otherwise with the depositary, the depositary will distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell common shares which would require it to deliver a fraction of an ADS (or ADSs representing those common shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed common shares (or ADSs representing those common shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary will, to the extent it deems lawful and practical, (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

Your ability to deposit shares for delivery of ADSs or to surrender ADSs and receive delivery of the deposited shares may be subject to special pre-notification and preclearance requirements under Japanese law and regulations.

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

However, your ability to deposit common shares for delivery of ADS will be, and your right to receive delivery of common shares upon surrender of ADSs may be, subject to obtaining required pre-clearance under the Japanese Foreign Exchange and Foreign Trade Act. Therefore, if you intend to deposit shares, you should notify the depositary at least 30 days in advance. If you intend to surrender ADSs for delivery of common shares, you should contact Japanese legal counsel to determine if you will need to obtain pre-clearance for that transaction.

When can ADSs be cancelled by the depositary?

The depositary may cancel ADSs if there are no underlying deposited securities, or those deposited securities have become apparently worthless or to the extent there are insufficient underlying deposited securities because of an increase in the number of shares represented by one ADS.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited common shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. If we asked the depositary to solicit voting instructions, the depositary will try, as far as practical, subject to the laws of Japan and the provisions of our articles of incorporation or similar documents, to vote or to have its agents vote the deposited shares as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the common shares. However, you may not know about the meeting enough in advance to withdraw the common shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date as to a particular question to be voted on and we confirm to the depositary that

•
we wish to receive a discretionary proxy to vote uninstructed common shares;
•
as of the instruction cutoff date we reasonably do not know of any substantial shareholder opposition to that question; and
•
that question is not materially adverse to the interests of our shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited common shares represented by your ADSs as that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the common shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the common shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Under the deposit agreement, we and the depositary may modify the voting procedures described above or adopt additional voting procedures not described above as we determine may be necessary or appropriate to comply with applicable law or regulation.

Fees and Expenses

Holders or persons depositing or withdrawing shares, surrendering ADSs, or to whom or from whom ADSs are delivered or cancelled, must pay:	For:

$10.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property or in relation to a change in the number of shares represented by ADSs

Surrender of ADSs for the purpose of withdrawal or cancellation of ADSs, including if the deposit agreement terminates or in relation to a change in the number of shares represented by ADSs

$.10 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been common shares and the common shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

Fees assessed from time to time, but not exceeding $.10 per ADS during any calendar year	Depositary services

Registration or transfer fees	Transfer and registration of common shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or common shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing common shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects its annual fee for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. While aggregate fees for depositary services will not exceed $.10 per ADS in a calendar year, an investor may be charged more than one such fee in a consecutive twelve-month period. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, unless we and the depositary agree otherwise, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•
60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•
we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;
•
the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;
•
we appear to be insolvent or enter insolvency proceedings;
•
all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•
there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•
there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to ADS holders (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;
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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;
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are not liable if we or it exercises discretion permitted under the deposit agreement;
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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
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the depositary has no duty to make any determination or provide any information as to our tax status. We and the depositary have no liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of common shares, the depositary may require:

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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;
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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying common shares at any time except:

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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our common shares;
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when you owe money to pay fees, taxes and similar charges; or
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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, even if the ADS holder subsequently withdraws the underlying common shares. Purchasers of ADSs in secondary transactions will be subject to the jury trial waiver provision to the same extent as purchasers of the ADSs offered in this offering. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.